UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 5, 2009 (February 5, 2009)
Date of Report (Date of earliest event reported)

 STEELCLOUD, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-24015	54-1890464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14040 Park Center Road
Herndon, Virginia 20171

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (703) 674-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 5, 2009, SteelCloud, Inc. (“SteelCloud” or the “Company”) entered into an executive retention agreement (the “Agreement”) with Brian Hajost, the Company’s President and Chief Executive Officer, effective as of January 16, 2009.  Pursuant to the terms of the Agreement, as compensation for Mr. Hajost serving as the Company’s President and Chief Executive Officer, Mr. Hajost shall receive (a) a semi-monthly salary of $8,333.33 (or $200,000 annually); (b) a stock grant of 156,000 shares of the Company’s common stock, which shall vest ratably over 12 months; and (c) a stock option grant of 300,000 shares of the Company’s common stock, which shall vest ratably over a three year term and have a five year exercise period.  The Agreement further provides that in the event the Company terminates Mr. Hajost’s employment without cause (as such term defined in the Agreement) (other than due to Mr. Hajost’s request), or if Mr. Hajost terminates his employment for Good Reason (as such term is defined in the Agreement), Mr. Hajost shall be entitled to severance payments ranging from two (2) months salary to twelve (12) months salary based on the length of Mr. Hajost’s employment with the Company.

A copy of the Agreement is filed herewith as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Executive Retention Agreement, dated February 5, 2009, entered into between SteelCloud and Brian Hajost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2009	STEELCLOUD, INC.

	By:	/s/ Brian Hajost
Brian Hajost, President and Chief Executive Officer

EXHIBIT INDEX

10.1	Executive Retention Agreement, dated February 5, 2009, entered into between SteelCloud and Brian Hajost.